Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

BAY PEAK 1 ACQUISITION CORP.

HAPPY CORPORATION LIMITED

and

THE SHAREHOLDERS OF
HAPPY CORPORATION LIMITED
NAMED HEREIN

Dated as of July 1, 2008

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange by the Shareholder	1
1.2.	Closing	1
1.3.	Section 368 Reorganization	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title	2
2.2.	Power and Authority	2
2.3.	No Conflicts	2
2.4.	No Finder’s Fee	2
2.5.	Purchase Entirely for Own Account	2
2.6.	Available Information	2
2.7.	Non-Registration	2
2.8.	Restricted Securities	3
2.9.	Status; Additional Representations and Warranties of Non-U.S. Persons	3
2.10.	Legends	3
2.11.	Additional Legend; Consent	3
2.12.	Accredited Investor	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HCL		4
3.1.	Organization, Standing and Power	4
3.2.	HCL Subsidiaries; Equity Interests	4
3.3.	Capital Structure	4
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	5
3.6.	Taxes	5
3.7.	Benefit Plans	6
3.8.	Litigation	6
3.9.	Compliance with Applicable Laws	6
3.10.	Brokers	6
3.11.	Contracts	7
3.12.	Title to Properties	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	7
3.15.	Financial Statements	7
3.16.	Transactions with Affiliates and Employees	7
3.17.	Application of Takeover Protections	7
3.18.	No Additional Agreements	7
3.19.	Investment Company	8
3.20.	Disclosure	8
3.21.	Foreign Corrupt Practices	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BP1		8
4.1.	Organization, Standing and Power	8
4.2.	Subsidiaries; Equity Interests	8
4.3.	Capital Structure	8
4.4.	Authority; Execution and Delivery; Enforceability	9
4.5.	No Conflicts; Consents	9
4.6.	Undisclosed Liabilities	10
4.7.	Financial Statements	10
4.8.	Absence of Certain Changes or Events	10
4.9.	Taxes	11
4.10.	Absence of Changes in Benefit Plans	12
4.11.	ERISA Compliance; Excess Parachute Payments	12
4.12.	Litigation	12
4.13.	Compliance with Applicable Laws	12
4.14.	Business Activities.	12

TABLE OF CONTENTS

4.15.	Contracts	13
4.16.	Title to Properties	13
4.17.	Intellectual Property	13
4.18.	Employees/Labor Matters	13
4.19.	Transactions With Affiliates and Employees	14
4.20.	Solvency	14
4.21.	Application of Takeover Protections	14
4.22.	No Additional Agreements	14
4.23.	Investment Company	14
4.24.	Disclosure	14
4.25.	Certain Registration Matters	14
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	15
4.27.	Foreign Corrupt Practices	15
4.28.	Formation related to a finalized Bankruptcy Plan	15
ARTICLE V DELIVERIES		15
5.1.	Deliveries of the Shareholders	15
5.2.	Deliveries of BP1	16
5.3.	Deliveries of HCL	17
ARTICLE VI CONDITIONS TO CLOSING		17
6.1.	Shareholders and HCL Conditions Precedent	17
6.2.	BP1 Conditions Precedent	18
ARTICLE VII COVENANTS		19
7.1.	Registration Under the Exchange Act; Listing	19
7.2.	Blue Sky Laws	19
7.3.	Public Announcements	19
7.4.	Fees and Expenses	19
7.5.	Continued Efforts	19
7.6.	Exclusivity	19
7.7.	Access	20
7.8.	Preservation of Business	20
7.9.	Amendment of BP1 Qualification Documents	20
7.10.	Warrant Call/Redemption	20
7.11.	Indemnification and Insurance	20
7.12.	Preparation of Disclosure Letters	21
ARTICLE VIII MISCELLANEOUS		21
8.1.	Notices	21
8.2.	Amendments; Waivers; No Additional Consideration	22
8.3.	Termination	22
8.4.	Replacement of Securities	23
8.5.	Remedies	23
8.6.	Limitation of Liability	23
8.7.	Interpretation	23
8.8.	Severability	23
8.9.	Counterparts; Facsimile Execution	24
8.10.	Entire Agreement; Third Party Beneficiaries	24
8.11.	Governing Law	24
8.12.	Assignment	24|

Annex A	Schedule of Share Issuance
Annex B	Definitions
Annex C	Non U.S. Person Representations
Annex D	Definition of "U.S. Person"

Schedule 1	Final Decree

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 1, 2008, is by and among Bay Peak 1 Acquisition Corp., a Nevada corporation (“BP1”), Happy Corporation Limited, a Hong Kong company (“HCL”), and the Persons identified on Annex A hereto  (together referred to herein as the “Shareholders”, each a “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

HCL has 10,000 shares of capital stock (the “HCL Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder has agreed to transfer all of his HCL Stock in exchange for a number of newly issued shares of the Common Stock, $.001 par value, of BP1 (the “BP1 Stock”) that will, in the aggregate, constitute 93.75% of the issued and outstanding capital stock of BP1, on a fully diluted basis, as of and immediately after the Closing.  The number of shares of BP1 Stock to be received by each Shareholder is listed opposite such Shareholder’s name on Annex A.  The aggregate number of shares of BP1 Stock that is reflected on Annex A is referred to herein as the “Shares”.

The Board of Directors of each of BP1 and HCL has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.

Exchange by the Shareholder.  At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to BP1 his HCL Stock free and clear of all Liens in exchange for the BP1 Stock listed on Annex A opposite such Shareholder’s name.

1.2.

Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.3.

Section 368 Reorganization.  The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986  (the “Code”), as amended.

ARTICLE II
Representations and Warranties of the Shareholders

Each Shareholder (except Section 2.9 which is made only by John David Eliasov, and Section 2.12 which is made only by Shaoping Lu) hereby represents and warrants, severally and not jointly, to BP1 as follows.

2.1.

Good Title. The Shareholder is the record and beneficial owner, and has good title to his HCL Stock, with the right and authority to sell and deliver such HCL Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of BP1 as the new owner of such HCL Stock in the share register of HCL, BP1 will receive good title to such HCL Stock, free and clear of all Liens.

2.2.

Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by him hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which he is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.3.

No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4.

No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.5.

Purchase Entirely for Own Account. The BP1 Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the BP1 Stock, except in compliance with applicable securities laws.

2.6.

Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in BP1.

2.7.

Non-Registration. The Shareholder understands that the BP1 Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the BP1 Stock in accordance with BP1’s charter documents or the laws of its jurisdiction of incorporation.

2.8.

Restricted Securities. The Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the BP1 Stock is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.9.

Status; Additional Representations and Warranties of Non-U.S. Persons. With respect only to John David Elaisov, the Shareholder represents and warrants to BP1 that the Shareholder is not a U.S. Person. The Shareholder further makes the representations and warranties to BP1 set forth on Annex C.

2.10.

Legends. The Shareholder hereby agrees with BP1 that the BP1 Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.11.

Additional Legend; Consent. Additionally, the BP1 Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to BP1 making a notation on its records or giving instructions to any transfer agent of BP1 Stock in order to implement the restrictions on transfer of the Shares.

2.12.

Accredited Investor. With respect only to Shaoping Lu, the Shareholder is an "accredited Investor" within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

ARTICLE III
Representations and Warranties of HCL

Subject to the exceptions set forth in the HCL Disclosure Letter (regardless of whether or not the HCL Disclosure Letter is referenced below with respect to any particular representation or warranty), HCL represents and warrants as follows to BP1.

3.1.

Organization, Standing and Power. HCL is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on HCL, a material adverse effect on the ability of HCL to perform its obligations under this Agreement or on the ability of HCL to consummate the Transactions (a "HCL Material Adverse Effect"). HCL is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a HCL Material Adverse Effect. HCL has delivered to BP1 true and complete copies of the HCL Constituent Instruments, in each case as amended through the date of this Agreement.

3.2.

HCL Subsidiaries; Equity Interests. HCL currently has no subsidiaries. HCL does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.

Capital Structure. The authorized capital stock of HCL consists of 10,000 ordinary shares all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of HCL are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of HCL are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the HCL Constituent Instruments or any Contract to which HCL is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of HCL having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of HCL Stock may vote ("Voting HCL Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which HCL is a party or by which it is bound (a) obligating HCL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock r other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, HCL or any Voting HCL Debt, (b) obligating HCL to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of HCL. As of the date of this Agreement, there are not any outstanding contractual obligations of HCL to repurchase, redeem or otherwise acquire any shares of capital stock of HCL.

3.4.

Authority; Execution and Delivery; Enforceability. HCL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by HCL of this Agreement and the consummation by HCL of the Transactions have been duly authorized and approved by the Board of Directors of HCL and no other corporate proceedings on the part of HCL are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against HCL in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by HCL of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of HCL under, any provision of (i) the HCL Constituent Instruments, (ii) any Contract to which HCL is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to HCL or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a HCL Material Adverse Effect.

(b)

Except for any required filings under applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to HCL in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

HCL has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a HCL Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a HCL Material Adverse Effect. There are no

(b)

The HCL Financial Statements reflect an adequate reserve for all Taxes payable by HCL (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against HCL, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a HCL Material Adverse Effect.

3.7.

Benefit Plans

(a)

HCL does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of HCL (collectively, “HCL Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between HCL and any current or former employee, officer or director of HCL, nor does HCL have any general severance plan or policy.

(b)

Since December 31, 2007, there has not been any adoption or amendment in any material respect by HCL of any HCL Benefit Plan.

3.8.

Litigation.  There is no Action against or affecting HCL or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a HCL Material Adverse Effect.  Neither HCL nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws.  HCL has conducted its business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a HCL Material Adverse Effect.  HCL has not received any written communication during the past two years from a Governmental Entity that alleges that HCL is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers.  Except as set forth in the HCL Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HCL.

3.11.

Contracts.  Except as disclosed in the HCL Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of HCL.  HCL is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a HCL Material Adverse Effect.

3.12.

Title to Properties.  HCL does not own any real property.

3.13.

Intellectual Property.  BP1 does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of BP1, threatened that BP1 is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

3.14.

Labor Matters.  There are no collective bargaining or other labor union agreements to which HCL is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of HCL, is imminent with respect to any of the employees of HCL.

3.15.

Financial Statements.  Except as set forth in the HCL Disclosure Letter, HCL has no operations or assets and no financial statements.

3.16.

Transactions with Affiliates and Employees.  Except as set forth in the HCL Disclosure Letter, none of the officers or directors of HCL and, to the knowledge of HCL, none of the employees of HCL is presently a party to any transaction with HCL (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of HCL, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.17.

Application of Takeover Protections.  HCL has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the HCL Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and HCL fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.18.

No Additional Agreements.  Except as set forth in the HCL Disclosure Letter, HCL does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

3.19.

Investment Company.  HCL is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.20.

Disclosure.  All disclosure provided to BP1 regarding HCL, its business and the Transactions, furnished by or on behalf of HCL (including HCL’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.21.

Foreign Corrupt Practices.  Neither HCL, nor, to HCL’s knowledge, any director, officer, agent, employee or other person acting on behalf of HCL, in the course of its actions for, or on behalf of, HCL (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
Representations and Warranties of BP1

Subject to the exceptions set forth in the BP1 Disclosure Letter (regardless of whether or not the BP1 Disclosure Letter is referenced below with respect to any particular representation or warranty), BP1 represents and warrants as follows to the Shareholders and HCL.

4.1.

Organization, Standing and Power.  BP1 is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BP1, a material adverse effect on the ability of BP1 to perform its obligations under this Agreement or on the ability of BP1 to consummate the Transactions (a “BP1 Material Adverse Effect”).  BP1 is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a BP1 Material Adverse Effect.  BP1 has delivered to HCL true and complete copies of the BP1 Charter and the BP1 Bylaws.

4.2.

Subsidiaries; Equity Interests.  BP1 does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure.  The authorized capital stock of BP1 consists of 190,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value.  As of the date hereof (a) 2,536,254 shares of BP1’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of BP1’s common stock or preferred stock are held by BP1 in its treasury.  Except as set forth in the BP1 Disclosure Letter, no shares of capital stock or other voting securities of BP1 were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of BP1 are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the BP1 Charter, the BP1 Bylaws or any Contract to which BP1 is a party or otherwise bound.  Except as set forth in the BP1 Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of BP1 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BP1’s common stock may vote (“Voting BP1 Debt”).  Except as set forth in the BP1 Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which BP1 is a party or by which it is bound (a) obligating BP1 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BP1 or any Voting BP1 Debt, (b) obligating BP1 to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BP1.  As of the date of this Agreement, there are not any outstanding contractual obligations of BP1 to repurchase, redeem or otherwise acquire any shares of capital stock of BP1.   Except as set forth in the BP1 Disclosure Letter, BP1 is not a party to any agreement granting any securityholder of BP1 the right to cause BP1 to register shares of the capital stock or other securities of BP1 held by such securityholder under the Securities Act.  The stockholder list provided to HCL is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the BP1’s common stock.

4.4.

Authority; Execution and Delivery; Enforceability.  The execution and delivery by BP1 of this Agreement and the consummation by BP1 of the Transactions have been duly authorized and approved by the Board of Directors of BP1 and the holders of a majority of its capital stock and no other corporate proceedings on the part of BP1 are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of BP1, enforceable against BP1 in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by BP1 of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of BP1 under, any provision of (i) the BP1 Charter or BP1 Bylaws, (ii) any material Contract to which BP1 is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to BP1 or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BP1 Material Adverse Effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BP1 in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6.

Undisclosed Liabilities.  BP1 has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of BP1 or in the notes thereto.  The BP1 Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of BP1) due after the date hereof.  As of the date hereof, all liabilities of BP1 have been paid off and shall in no event remain liabilities of BP1, HCL or the Shareholder following the Closing.

4.7.

Financial Statements.  BP1 has delivered to HCL and Shareholder its unaudited consolidated financial statements for dated April 30, 2008 (collectively, the “BP1 Financial Statements”).  The BP1 Financial Statements fairly present in all material respects the financial condition and operating results of BP1, as of the dates, and for the periods, indicated therein.  BP1 does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to April 30, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the BP1 Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a BP1 Material Adverse Effect.

4.8.

Absence of Certain Changes or Events.  Except as disclosed in the most recent BP1 Financial Statements or the BP1 Disclosure Letter, from the date of the most recent unaudited financial statements of BP1 to the date of this Agreement, BP1 has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of BP1 from that reflected in the BP1 Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a BP1 Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a BP1 Material Adverse Effect;

(c)

any waiver or compromise by BP1 of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by BP1, except in the ordinary course of business and the satisfaction or discharge of which would not have a BP1 Material Adverse Effect;

(e)

any material change to a material Contract by which BP1 or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of BP1;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by BP1 with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair BP1’s ownership or use of such property or assets;

(i)

any loans or guarantees made by BP1 to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of BP1’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by BP1;

(k)

any alteration of BP1’s method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing BP1 stock option plans; or

(m)

any arrangement or commitment by BP1 to do any of the things described in this Section 4.8.

4.9.

Taxes.

(a)

BP1 has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a BP1 Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a BP1 Material Adverse Effect.

(b)

The BP1 Financial Statements reflect an adequate reserve for all Taxes payable by BP1 (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against BP1, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a BP1 Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of BP1.  BP1 is not bound by any agreement or Lien under which BP1 could become liable for a tax liability of any person other than BP1.

4.10.

Absence of Changes in Benefit Plans.  From the date of the BP1 Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by BP1 of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of BP1 (collectively, “BP1 Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between BP1 and any current or former employee, officer or director of BP1, nor does BP1 have any general severance plan or policy.

4.11.

ERISA Compliance; Excess Parachute Payments.  BP1 does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other BP1 Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of BP1.

4.12.

Litigation.  There is no Action against or affecting BP1 or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a BP1 Material Adverse Effect.  Neither BP1, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.13.

Compliance with Applicable Laws.  BP1 is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BP1 Material Adverse Effect.  BP1 has not received any written communication during the past two years from a Governmental Entity that alleges that BP1 is not in compliance in any material respect with any applicable Law.  This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14.

Business Activities. BP1 has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State’s list of state sponsors of terrorism.

4.15.

Contracts.  Except as set forth in the BP1 Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of BP1 taken as a whole.  BP1 is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a BP1 Material Adverse Effect.

4.16.

Title to Properties.  BP1 has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which BP1 has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of BP1 to conduct business as currently conducted.  BP1 has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  BP1 enjoys peaceful and undisturbed possession under all such material leases.

4.17.

Intellectual Property.  BP1 does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of BP1, threatened that BP1 is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.18.

Employees/Labor Matters.

(a)

There are no collective bargaining or other labor union agreements to which BP1 is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of BP1, is imminent with respect to any of the employees of BP1.

(b)

 Set forth in the BP1 Disclosure Letter is a complete list of all stock option plans providing for the grant by BP1 of stock options to directors, officers, employees, consultants or other Persons.

(c)

Except as set forth in the BP1 Disclosure Letter, BP1 does not have any employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided to BP1.

(d)

Except as set forth in the BP1 Disclosure Letter, neither the consummation of the Transactions alone, nor in combination with another event, with respect to each director, officer, employee and consultant of BP1, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from BP1, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of BP1 provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of BP1.

4.19.

Transactions With Affiliates and Employees. None of the officers or directors of BP1 and, to the knowledge of BP1, none of the employees of BP1 is presently a party to any transaction with BP1 (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BP1, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20.

Solvency. Based on the financial condition of BP1 as of the Closing Date (and assuming that the Closing shall have occurred), (a) BP1’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of BP1’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) BP1’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by BP1, and projected capital requirements and capital availability thereof, and (c) the current cash flow of BP1, together with the proceeds BP1 would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  BP1 does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.21.

Application of Takeover Protections.  BP1 has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the BP1’s charter documents or the laws of its state of incorporation that is or could become applicable to any Shareholder as a result of such Shareholder’s and BP1 fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and each Shareholder’s ownership of the Shares.

4.22.

No Additional Agreements.  BP1 does not have any agreement or understanding with any Shareholder with respect to the Transactions other than as specified in this Agreement.

4.23.

Investment Company.  BP1 is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24.

Disclosure.  All disclosure provided to the Shareholders regarding BP1, its business and the Transactions, furnished by or on behalf of BP1 (including BP1’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25.

Certain Registration Matters.  Except as set forth in the BP1 Disclosure Letter, BP1 has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of BP1 registered with the SEC or any other governmental authority that have not been satisfied.

4.26.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to BP1, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by BP1 under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by BP1 of its common stock and which has not been publicly announced.

4.27.

Foreign Corrupt Practices.  Neither BP1, nor to BP1’s knowledge, any director, officer, agent, employee or other person acting on behalf of BP1 has, in the course of its actions for, or on behalf of, BP1 (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.28.

Formation related to a finalized Bankruptcy Plan.BP1 was originally incorporated with the name Video Services Inc. (“VTV”).  VTV was formed as part of the implementation of a Chapter 11 reorganization plan (the “Visitalk Plan”) of Visitalk.com, Inc. (“Visitalk.com”). VTV was incorporated in Arizona on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). The Visitalk Plan was confirmed by the Bankruptcy Court and deemed effective on September 17, 2004. The Final Decree closing the Visitalk.com Chapter 11 case was entered by the Bankruptcy Court on July 28, 2006 and is attached as Schedule 1 (the “Final Decree”). With the entry of the Final Decree, VTV has no liabilities of any kind related to any Visitalk.com claimants or shareholders. The Visitalk Plan further authorized VCC to distribute 846,147 of VTV’s shares held by VCC to 201 creditors of Visitalk.com.  In addition, the Visitalk Plan authorized the issuance of newly designated warrants to purchase shares of VTV common stock (the “Plan Warrants”), in various ratios in accordance with the Visitalk Plan, to 330 creditors and claimants of Visitalk.com.  The distribution of these securities under the Visitalk Plan was exempt from registration under the Securities Act of 1933, as authorized by Section 1145 of the Bankruptcy Code. VTV has changed its name to Bay Peak 1 Acquisition Corp.

ARTICLE V
Deliveries

5.1.

Deliveries of the Shareholders.

(a)

Concurrently herewith the Shareholder’s are delivering to BP1 this Agreement executed by each Shareholder.

(b)

At or prior to the Closing, each Shareholder shall deliver to BP1:

(i)

certificate(s) representing his HCL Stock; and

(ii)

an original duly executed instrument of transfer and bought and sold note for transfer by the Shareholder of his HCL Stock to BP1.

5.2.

Deliveries of BP1.

(a)

Concurrently herewith, BP1 is delivering to the Shareholders and to HCL, a copy of this Agreement executed by BP1.

(b)

At or prior to the Closing, BP1 shall deliver to HCL:

(i)

a certificate from BP1, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the BP1 Charter, BP1 Bylaws and resolutions of the shareholders and Board of Directors of BP1 approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)

a certificate of good standing of BP1 dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

(iii)

a letter of resignation from each director and officer of BP1 resigning from their positions effective upon the Closing;

(iv)

evidence of the election of Derong Zou, Tong Luo, Shaoping Lu and Cory Roberts, as directors of BP1, Derong Zou as the Chief Executive Officer of BP1, Tong Luo as the Chief Financial Officer of BP1, and such other executive officers designated by HCL, effective as of the Closing;

(v)

such pay-off letters and releases relating to liabilities of BP1 as HCL shall request, in form and substance satisfactory to HCL;

(vi)

the results of UCC, judgment lien and tax lien searches with respect to BP1, the results of which indicate no liens on the assets of BP1;

(vii)

a duly executed release by the current directors, officers and certain stockholders of BP1 in favor of BP1, HCL and the Shareholders, in form and substance satisfactory to HCL; and

(viii)

an indemnity agreement, executed by Bay Peak for the benefit of BP1, HCL and Shareholders, in the form and substance satisfactory to HCL.

(c)

At or within 5 business days following the Closing, BP1 shall deliver to each Shareholder a certificate representing the Shares issued to each Shareholder as set forth on Annex A.

5.3.

Deliveries of HCL.

(a)

Concurrently herewith, HCL is delivering to BP1 this Agreement executed by HCL.

(b)

At or prior to the Closing, HCL shall deliver to BP1 a certificate from HCL, signed by its authorized officer certifying that the attached copies of the HCL Constituent Instruments and resolutions of the Board of Directors of HCL approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI
Conditions to Closing

6.1.

Shareholders and HCL Conditions Precedent.  The obligations of the Shareholders and HCL to enter into and complete the Closing are subject, at the option of the Shareholders and HCL, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)

Representations and Covenants.  The representations and warranties of BP1 contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  BP1 shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by BP1 on or prior to the Closing Date.  BP1 shall have delivered to the Shareholders and HCL a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of HCL or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BP1 or HCL.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2008 which has had or is reasonably likely to cause a BP1 Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP1, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to HCL and the Shareholders.

(e)

Deliveries.  The deliveries specified in Section 5.2 shall have been made by BP1.

(f)

Satisfactory Completion of Due Diligence.  HCL and the Shareholders shall have completed  their legal, accounting and business due diligence of BP1 and the results thereof shall be satisfactory to HCL and the Shareholders in their sole and absolute discretion.

(g)

Name Change. BP1 shall have filed an amendment to the BP1 Charter changing BP1’s corporate name to “Shengtai Power International, Inc.”.

(h)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by BP1 for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by BP1, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on BP1, Shareholders or HCL.

6.2.

BP1 Conditions Precedent.  The obligations of BP1 to enter into and complete the Closing is subject, at the option of BP1, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BP1 in writing.

(a)

Representations and Covenants.  The representations and warranties of the Shareholders and HCL contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and HCL shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and HCL on or prior to the Closing Date.  HCL shall have delivered to BP1 and Shareholders a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BP1, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of HCL

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since its inception which has had or is reasonably likely to cause a HCL Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP1, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to BP1.

(e)

Deliveries.  The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Shareholders and HCL, respectively.

(f)

Satisfactory Completion of Due Diligence.  BP1 shall have completed its legal, accounting and business due diligence of HCL and the Shareholders and the results thereof shall be satisfactory to BP1 in its sole and absolute discretion.

(g)

Name Change. BP1 shall have filed an amendment to the BP1 Charter changing BP1’s corporate name to “Shengtai Power International, Inc.”.

(h)

Securities Purchase Agreement. Bay Peak, HCL and Shenzhen Shengtai Enterprise Company Limited shall have executed and delivered a securities purchase agreement, in form and substance to be agreed upon by the parties thereto.

(i)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Shareholders or HCL for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Shareholders or HCL, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the BP1, Shareholders or HCL.

ARTICLE VII
Covenants

7.1.

Registration Under the Exchange Act; Listing.  BP1 will use its best efforts to (i) file a Form 10 within 30 days after the Closing to register the Shares pursuant to the Exchange Act and (ii) qualify BP1 Stock for trading on a recognized U.S. stock exchange or OTC within 120 days after the Closing.

7.2.

Blue Sky Laws. BP1 shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the BP1 Stock in connection with this Agreement.

7.3.

Public Announcements. BP1 and HCL will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.4.

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.5.

Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.6.

Exclusivity.  No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of BP1 or HCL (as applicable), or any assets of BP1 or HCL (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.7.

Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.8.

Preservation of Business.  From the date of this Agreement until the Closing Date, each of HCL and BP1 shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

7.9.

Amendment of BP1 Qualification Documents.

(a)

 Immediately following the Closing, Shareholders shall cause BP1 to amend the qualification documents in each jurisdiction (other than its state of formation) in which it is qualified to do business to change BP1’s name to “Shengtai Power International, Inc.”

7.10.

Warrant Call/Redemption.Within thirty (30) Business Days after BP1 files its initial Form 10 with the SEC, BP1 shall commence a redemption of all of its outstanding Plan Warrants, pursuant to which all holders of BP1 issued Plan Warrants will have the option to exercise their Plan Warrants at the stated exercise price or have their Plan Warrants redeemed by BP1 at the stated redemption price of $0.0001 (the “Warrant Redemption”), all Plan Warrant holders who elect to exercise their Plan Warrants are hereinafter referred to as “Exercising Warrant Holders”.

7.11.

Indemnification and Insurance.

(a)

BP1 shall to the fullest extent permitted under applicable Law or the BP1 Charter and Bylaws, indemnify and hold harmless, each present and former director, officer or employee of BP1 (collectively, the “Indemnified Parties”) against any Damages (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in the BP1 Charter and Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of five years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to BP1, (ii) after the Closing Date, BP1 shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse BP1 for such payments in the circumstances and to the extent required by the BP1 Charter and Bylaws, any applicable contract or agreement or applicable Law, and (iii) BP1 will cooperate in the defense of any such matter;  provided, however, that BP1 shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(b)

This Section 7.11 shall survive the consummation of the transactions contemplated by this Agreement and upon the execution hereof, is intended to benefit the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of BP1 and shall be enforceable by the Indemnified Parties.

7.12.

Preparation of Disclosure Letters.  The Parties acknowledge and agree that (i) neither HCL nor BP1 has yet delivered the final HCL Disclosure Letter or the BP1 Disclosure Letter, respectively, and (ii) none of HCL, the Shareholders nor BP1 has completed its respective due diligence investigation of BP1 or HCL and the Shareholders as of the date of this Agreement. HCL and the Shareholders shall deliver to BP1 the HCL Disclosure Letter and BP1 shall deliver to HCL and the Shareholders the BP1 Disclosure Letter, including copies of all agreements, and other documents referred to thereon, in final form within at least 2 business days prior to the Closing.  BP1, on the one hand, and HCL and the Shareholders, on the other hand, shall have 2 business days following delivery of the HCL Disclosure Letter and the BP1 Disclosure Letter, along with all related agreements and other documents referred to thereon, respectively, in which to terminate this Agreement if BP1 or HCL and the Shareholders, as the case may be, object to any information contained in such disclosure letters or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

ARTICLE VIII
Miscellaneous

8.1.

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BP1, to:

Bay Peak 1 Acquisition Corp.
169 Bolsa Ave.
Mill Valley, CA. 94941
Attention: Cory Roberts
Facsimile: 415-462-0242

If to Happy Corporation Limited, to:

Room 2604, 26/F
302-308 Hennessy Road
Wanchai, Hong Kong
Attention: Shaoping Lu
Facsimile: +852 2572 0777

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP
101 Second Street, Suite 1800
San Francisco, CA  94105-3606
Attention:  Scott C. Kline, Esq.
Facsimile: 415.369.8774

If to any Shareholder, then at the address set forth in Annex A hereto for such Shareholder.

8.2.

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by HCL, BP1 and each of the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document.

8.3.

Termination.

(a)

Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)

HCL, BP1 and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

BP1 may terminate this Agreement by giving written notice to HCL and the Shareholders at any time prior to the Closing (A) in the event HCL or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BP1 has notified HCL and/or the Shareholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) in the event that BP1 objects to any information contained in the HCL Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 7.12 hereof; or (C) if the Closing shall not have occurred on or before August 31, 2008 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from BP1 itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

HCL may terminate this Agreement by giving written notice to BP1 at any time prior to the Closing (A) in the event BP1 has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, HCL has notified BP1 of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach;  (B) if the Closing shall not have occurred on or before August 31, 2008 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from HCL or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b)

Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

8.4.

Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, BP1 shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BP1 of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, BP1 may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.5.

Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, BP1 and HCL will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.6.

Limitation of Liability.  Notwithstanding anything herein to the contrary, each of BP1 and HCL acknowledges and agrees that the liability of Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of Shareholders.

8.7.

Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.8.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.9.

Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.10.

Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the HCL Disclosure Letter and the BP1 Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.11.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

8.12.

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAY PEAK 1 ACQUISITION CORP.

By: /s/ Cory Roberts
Name: Cory Roberts
Title: President

HAPPY CORPORATION LIMITED

By: /s/ Shaoping Lu
Name: Shaoping Lu
Title: Director

SHAREHOLDERS:

/s/ Shaoping Lu
Shaoping Lu

/s/ John David Eliasov
John David Eliasov

ANNEX A

Shareholders of HCL

Name	Number of Shares of HCL Stock	Percentage of Total Shares of HCL Stock	Number of Shares of BP1 Stock to be Received
Shaoping Lu 72 Versailles Blvd Cherry Hill, New Jersey 08003	2,000	20%	7,316,117
John David Eliasov 32/1 Hameyasdim Street Kfar Saba 44371 Israel	8,000	80%	29,264,469

ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bay Peak” means Bay Peak LLC.

“BP1” has the meaning set forth in the Preamble of this Agreement.

“BP1 Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“BP1 Bylaws” means the Bylaws of BP1, as amended to the date of this Agreement.

“BP1 Charter” means the Articles of Incorporation of BP1, as amended to the date of this Agreement.

“BP1 Disclosure Letter” means the letter delivered from BP1 to HCL and the Shareholder concurrently herewith.

“BP1 Financial Statements” has the meaning set forth in the Section 4.7 of this Agreement.

“BP1 Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“BP1 Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exercising Warrant Holders” has the meaning set forth in Section 7.10 of this Agreement.

“Final Decree” has the meaning set forth in Section 4.28 of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HCL” has the meaning set forth in the Preamble of this Agreement.

“HCL Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“HCL Constituent Instruments” means the memorandum and articles of association of HCL and such other constituent instruments of HCL as may exist, each as amended to the date of this Agreement.

“HCL Disclosure Letter” means the letter delivered from HCL to BP1 concurrently herewith.

“HCL Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“HCL Stock” has the meaning set forth in the Background Section of this Agreement.

“Indemnified Parties” has the meaning set forth in Section 7.11 of this Agreement

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Plan Warrants” has the meaning set forth in Section 4.28 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

 “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“U.S. Person” has the meaning set forth in Regulation S under the Securities Act and set forth on Annex D hereto.

“VCC” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk Plan” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk.com” has the meaning set forth in Section 4.28 of this Agreement.

“Voting HCL Debt” has the meaning set forth in Section 3.3 of this Agreement.

“Voting BP1 Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Warrant Redemption” has the meaning set forth in Section 7.10 of this Agreement.

ANNEX C

Non U.S. Person Representations

The Shareholder indicating that it is not a U.S. person further represents and warrants to BP1 as follows:

1.

At the time of (a) the offer by BP1 and (b) the acceptance of the offer by the Shareholder, of the Shares, the Shareholder was outside the United States.

2.

No offer to acquire the Shares or otherwise to participate in the transactions contemplated by this Agreement was made to the Shareholder or its representatives inside the United States.

3.

The Shareholder is not purchasing the Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.

The Shareholder will make all subsequent offers and sales of the Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, the Shareholder will not resell the Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.

The Shareholder is acquiring the Shares for the Shareholder’s own account, for investment and not for distribution or resale to others.

6.

The Shareholder has no present plan or intention to sell the Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Shares and is not acting as a Distributor of the securities.

7.

Neither the Shareholder, its Affiliates nor any Person acting on the Shareholder’s behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.

The Shareholder consents to the placement of a legend on any certificate or other document evidencing the Shares substantially in the form set forth in Section 2.10.

9.

The Shareholder is not acquiring the Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10.

The Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect the Shareholder’s interests in connection with the transactions contemplated by this Agreement.

11.

The Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Shares.

12.

The Shareholder understands the various risks of an investment in the Shares and can afford to bear the risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.

13.

The Shareholder has had access to BP1’s publicly filed reports with the SEC, if any.

14.

The Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding BP1 that the Shareholder has requested and all such public information is sufficient for the Shareholder to evaluate the risks of investing in the Shares.

15.

The Shareholder has been afforded the opportunity to ask questions of and receive answers concerning BP1 and the terms and conditions of the issuance of the Shares.

16.

The Shareholder is not relying on any representations and warranties concerning BP1 made by BP1 or any officer, employee or agent of BP1, other than those contained in this Agreement.

17.

The Shareholder will not sell or otherwise transfer the Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.

The Shareholder understands and acknowledges that BP1 is under no obligation to register the Shares for sale under the Securities Act.

19.

The Shareholder represents that the address furnished by the Shareholder in this Agreement is the Shareholder’s principal business address.

20.

The Shareholder understands and acknowledges that the Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning BP1 that has been supplied to the Shareholder and that any representation to the contrary is a criminal offense.

21.

The Shareholder acknowledges that the representations, warranties and agreements made by the Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Shares.

ANNEX D

Definition of “U.S. Person”

(1)

“U.S. person” (as defined in Regulation S) means:

(i)

Any natural person resident in the United States;

(ii)

Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)

Any estate of which any executor or administrator is a U.S. person;

(iv)

Any trust of which any trustee is a U.S. person;

(v)

Any agency or branch of a foreign entity located in the United States;

(vi)

Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)

Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)

Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

(2)

Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a “U.S. person.”

(3)

Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

(i)

An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

(ii)

The estate is governed by foreign law.

(4)

Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

(5)

Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

(6)

Notwithstanding paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a “U.S. person” if:

(i)

The agency or branch operates for valid business reasons; and

(ii)

The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

(7)

The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed “U.S. persons.”